Exhibit 10.1
IRREVOCABLE WAIVER AND TERMINATION AGREEMENT
     THIS IRREVOCABLE WAIVER AND TERMINATION AGREEMENT (this “Termination Agreement”) is executed and delivered on August 21, 2008 by and between Endocare, Inc., a Delaware corporation (“Endocare”), and John V. Cracchiolo, an individual resident of the State of Nevada (“Cracchiolo”).
     WHEREAS, Cracchiolo was previously an employee and executive officer of Endocare; and
     WHEREAS, Cracchiolo’s employment with Endocare was terminated in 2003 and Cracchiolo ceased to serve as an executive officer of Endocare in 2003; and
     WHEREAS, during his employment with Endocare, Cracchiolo and Endocare executed and delivered an Employment Agreement, dated March 3, 2003 (the “Employment Agreement”), which replaced a prior employment agreement; and
     WHEREAS, during his employment with Endocare, Cracchiolo and Endocare executed and delivered an Indemnification Agreement, dated October 30, 2001 (the “Indemnification Agreement”); and
     WHEREAS, Cracchiolo is currently a defendant in the criminal case captioned United States of America v. Paul Mikus, et al. (Case No. CR07-0060 JVS) (the “Criminal Case”) and in the civil case captioned Securities and Exchange Commission v. Paul W. Mikus and John V. Cracchiolo (Case No. SACV 06-734 JVS (MLGx)) (the “Civil Case”); and
     WHEREAS, pursuant to Section 11(a) of the Indemnification Agreement Endocare has been advancing Expenses (as defined in the Indemnification Agreement) on Cracchiolo’s behalf in connection with Criminal Case and the Civil Case; and
     WHEREAS, in connection with the termination of his employment, Endocare paid to Cracchiolo a severance and relocation allowance (collectively, the “Severance Amount”) pursuant to Section 3(c)(i) of the Employment Agreement; and
     WHEREAS, Section 3(c)(vii) of the Employment Agreement provides that Cracchiolo shall be liable to repay to Endocare the Severance Amount upon either: (a) the conviction of Cracchiolo in a court of law, or entering a plea of guilty or no contest to, any crime directly relating to Cracchiolo’s activities on behalf of Endocare; or (b) successful prosecution of an enforcement action by the Securities and Exchange Commission against Cracchiolo relating to Cracchiolo’s activities on behalf of Endocare; and
     WHEREAS, Section 11 of the Indemnification Agreement provides that Cracchiolo shall reimburse Endocare for all Expenses advanced by Endocare in certain circumstances; and

     WHEREAS, Endocare is willing to irrevocably waive its repayment and reimbursement rights under the Employment Agreement and the Indemnification Agreement if Cracchiolo agrees to terminate the Indemnification Agreement in its entirety and to irrevocably waive and release any right to have Endocare pay any Expenses or other amounts incurred on or after August 29, 2008;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Endocare and Cracchiolo hereby agree as follows:
     1. Termination of Endocare Severance Recapture Rights. Effective August 29, 2008, Section 3(c)(vii) of the Employment Agreement is hereby terminated in its entirety and rendered of no further force or effect whatsoever. Effective August 29, 2008, Endocare hereby irrevocably waives any right to receive repayment of the Severance Amount.
     2. Termination of Indemnification Agreement. Effective August 29, 2008, the Indemnification Agreement is hereby terminated and rendered of no further force or effect whatsoever. Effective August 29, 2008, neither party shall have any further rights or obligations under the Indemnification Agreement whatsoever; provided, however, that Endocare shall be required to advance any Expenses incurred under the Indemnification Agreement prior to August 29, 2008.
     3. Waiver and Release of Any Advancement or Indemnification Rights. Effective August 29, 2008, Cracchiolo hereby irrevocably waives, releases, relinquishes and discharges any and all claims or rights he may have to advancement, indemnification or other payment rights whatsoever under Endocare’s current or former bylaws, its Certificate of Incorporation, any statute (including but not limited to California Corporations Code Section 317 and Section 145 of the Delaware General Corporation Law), any principle of law or otherwise. Endocare shall have no obligation whatsoever to advance, reimburse or indemnify against any Expenses or other amounts incurred on or after August 29, 2008 or make any payments to or for the benefit of Cracchiolo in connection with any Proceeding (as defined in the Indemnification Agreement), including but not limited to the Criminal Case and the Civil Case. Endocare asserts that Cracchiolo is not entitled to indemnification under California Labor Code Section 2802. Cracchiolo hereby agrees not to seek any indemnification whatsoever from Endocare under California Labor Code Section 2802 or any other provision of law providing rights to Cracchiolo that may not be waiveable. In the event that Cracchiolo at any time seeks any such indemnification and is determined to be entitled to such indemnification, then Cracchiolo agrees that Endocare shall be entitled to offset the Severance Amount against any such indemnification amounts, notwithstanding Section 1 above.
     4. Restitution, Disgorgement or Other Remedies Imposed Upon Cracchiolo. Nothing in this Agreement shall affect in any way Cracchiolo’s obligations under any judgment or settlement in the Criminal Case or Civil Case, or the relief that may be imposed or remedies that may be ordered as part of the judgment of the Criminal Case, a settlement or judgment in the Civil Case or in any other legal proceeding brought by a party other than Endocare and to which Cracchiolo is or may hereafter be a party. By way of example, should Cracchiolo be ordered to pay restitution to Endocare in the judgment concluding the Criminal Case, Cracchiolo shall be obligated to comply with that judgment, notwithstanding this Agreement.
     5. Miscellaneous. This Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be one instrument. Any facsimile or electronic signature of this Agreement (such as .pdf format) shall be valid for all purposes.
     6. Binding on Successors and Assigns. This Agreement shall apply to Endocare and Cracchiolo, as well as their respective predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, estates, executors, trusts, trustees, trust beneficiaries, administrators, spouses, marital communities, and immediate family members.
Signature Page Follows

     IN WITNESS WHEREOF, Endocare and Cracchiolo hereby execute and deliver this Irrevocable Waiver and Termination Agreement.

ENDOCARE, INC.
By:	/s/ Craig T. Davenport
Craig T. Davenport
CEO, Chairman and President

CRACCHIOLO:
/s/ John V. Cracchiolo
John V. Cracchiolo

Approved as to form:

/s/ John Potter John Potter
Quinn Emanuel Urquhart Oliver & Hedges, LLP
Attorneys for John V. Cracchiolo
[SIGNATURE PAGE TO IRREVOCABLE WAIVER
AND TERMINATION AGREEMENT]